Exhibit 99



                                          CONTACTS
                                          Financial Community: James C. Rowan
                                          (860) 722-5180

                                          News Media: Dennis Milewski
                                          (860) 722-5567



                   HSB REDEEMS CONVERTIBLE CAPITAL SECURITIES
                           WITH EMPLOYERS REINSURANCE

HARTFORD, Conn., September 7, 2000 -- HSB Group, Inc. (NYSE: HSB) announced today that it has signed an agreement with Employers Reinsurance Corporation (a subsidiary of General Electric Capital Services, Inc.) to redeem its $300 million convertible capital securities on or before September 16, 2000, for a price of $315 million plus accrued interest. This transaction will result in HSB recording a charge of $15 million to pretax earnings in the third quarter.

HSB and American International Group, Inc. (NYSE: AIG) previously announced on August 18, 2000, that they had signed a definitive agreement for AIG to acquire 100 percent of the outstanding stock of HSB.

In connection with this acquisition, AIG will lend $315 million to HSB, the proceeds of which will be used to redeem the convertible capital securities. The loan will be a five-year term loan.

HSB Group, Inc., the parent company of The Hartford Steam Boiler Inspection and Insurance Company, is a global provider of specialty insurance products, engineering services and management consulting. The Hartford Steam Boiler Inspection and Insurance Company was founded in 1866 to provide loss prevention service and insurance to businesses, industries and institutions.

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This news release contains forward-looking  statements within the meaning of the
Private Securities Litigation Reform Act of 1995, that are management's estimates, assumptions and projections and are not guarantees of future performance. Forward-looking statements involve known and unknown risks and uncertainties. These and other important factors, including those mentioned in various Securities and Exchange Commission filings made periodically by the company, may cause the company's actual results and performance to differ materially. Investors and prospective investors should read this news release in conjunction with the company's most recent Form 10-K, Form 10-Q and other documents filed with the Securities and Exchange Commission.